Exhibit 10.1

Term Sheet

Proposed Acquisition by Flash Sports & Media Holdings, Inc. of a 51% Interest in Bongo Holdings Pte Ltd

Updated July 30, 2026.

This Term Sheet has been streamlined to serve as a business-term summary only. The definitive agreements will govern all legal rights and obligations. Except for Section 10 (Breakup Fee and Transaction Expenses), the latter as it relates to the “Transaction Expenses”, Sections 11 (Exclusivity) and 14 (Binding Provisions), which are intended to be legally binding, this Executive Summary is non-binding and creates no obligation on either party to proceed with the transaction.

1.	Transaction Overview

FSM proposes to acquire a 51% controlling interest in Bongo Holdings Pte Ltd at a pre-money valuation of $35.0 million. Total consideration is $25.7 million, consisting of $15.4 million of newly issued primary capital and $10.3 million of secondary consideration payable to existing shareholders. Consideration will consist of 60% cash and 40% FSM equity. The parties have agreed to an enterprise value of $35.8 million. The $35.0 million pre-money valuation reflects such enterprise value less an agreed debt allowance of $800,000. Bongo's aggregate indebtedness as of closing shall not exceed $800,000 (the "Debt Allowance"); to the extent indebtedness as of closing is less than the Debt Allowance, the pre-money valuation shall be increased, and to the extent indebtedness exceeds the Debt Allowance, the pre-money valuation shall be reduced, in each case dollar-for-dollar. Cash as of closing shall be added to the pre-money valuation on a dollar-for-dollar basis. For the avoidance of doubt, no other cash-free, debt-free or working capital adjustment shall apply.

2.	Transaction Structure

The acquisition will occur at the Singapore holding-company level. FSM will acquire newly issued primary shares together with secondary shares from existing shareholders so that FSM owns exactly 51% of the fully diluted equity immediately following closing. Fully diluted equity shall be calculated to include all outstanding options, warrants, convertible instruments, and all shares reserved for issuance under any employee equity plan, whether or not vested. The detailed capitalization schedule shall be agreed and attached at signing of the definitive agreements.

3.	Purchase Consideration

Both the primary and secondary components shall be priced at the agreed pre-money valuation. The FSM share consideration shall be issued pursuant to the definitive agreements, as restricted securities under Rule 144. FSM shall file a resale registration statement covering the FSM share consideration within 30 days following closing and shall cause it to be declared effective within 90 days following closing. If the registration statement has not been declared effective by the 90th day following closing, each Existing Stockholder may, by written notice, require FSM to repurchase all or any portion of such holder's FSM share consideration at the greater of (x) the value ascribed to such shares at closing and (y) the volume weighted average price over the ten trading days preceding the notice, payable in cash within ten business days.

Resales shall be subject to a leak-out under which the Existing Stockholders may not sell, in the aggregate on any trading day, more than 10% of the trailing twenty-day average daily trading volume of FSM common stock. The leak-out shall automatically terminate if the resale registration statement is not filed and declared effective by the deadlines set forth above or thereafter ceases to be effective.

Exchange Cap. The aggregate number of FSM shares issuable in connection with this transaction, including the initial share consideration, any shares issued under the Pref X mechanism in Section 5, any equity portion of the earnout in Section 6 and any breakup fee in Section 10, shall not exceed 19.99% of the FSM common stock outstanding as of the date of this Executive Summary (the "Exchange Cap"), unless FSM first obtains stockholder approval in accordance with Nasdaq Rule 5635. Any consideration otherwise payable in shares in excess of the Exchange Cap shall be settled in cash. FSM's obligation to settle such excess amounts in cash shall be absolute and unconditional, shall apply at the same value and on the same schedule as the share consideration it replaces, and in no event shall the Exchange Cap reduce the aggregate consideration payable to Bongo or the Existing Stockholders. At the request of Bongo, FSM shall seek stockholder approval under Nasdaq Rule 5635 at its next annual or special meeting of stockholders. No Existing Stockholder shall receive FSM shares representing 19.99% or more of FSM's outstanding common stock on an individual basis.

4.	Capital Structure

As a condition to signing, holders of the existing preferred share classes shall waive any preferential economic rights, including liquidation preferences and anti-dilution protections, so that all issued shares participate on an economically equivalent basis unless otherwise agreed. Such holders shall execute support and waiver agreements concurrently with execution of the definitive agreements. Treatment of employee equity awards shall be confirmed at signing and reflected in the fully diluted capitalization schedule.

5.	Security for Stock Consideration

The stock consideration shall be secured through a newly created class of preferred shares (the "Pref X Shares") pledged for the benefit of Bongo and the Existing Stockholders until the agreed value of the FSM equity consideration has been fully realized or otherwise satisfied. The definitive agreements shall specify the pledge, release mechanics, valuation methodology, liquidity thresholds and enforcement provisions, and shall in all cases provide for: (i) a floor price below which no further shares become issuable, set at 75% of the volume weighted average price of FSM common stock over the twenty trading days preceding signing; (ii) a hard cap of 1,850,000 FSM shares issuable in the aggregate under the Pref X mechanism; and (iii) the obligation of FSM to satisfy any shortfall in cash in lieu of issuing additional shares. In no event shall the Pref X mechanism result in the issuance of shares in excess of the Exchange Cap or the 1,850,000 share cap, whichever is lower. To the extent the floor price, the 1,850,000 share cap or the Exchange Cap limits the issuance of shares under the Pref X mechanism, FSM shall satisfy any resulting shortfall in cash.

6.	Earnout

In addition to the purchase price, the Management Stockholders (as defined in subsection (g) below) shall be eligible to receive an earnout, structured as performance units as a part of a management retention program held at FSM, of up to $12.0 million, payable up to $4.0 million per measurement year over three years, in each case payable in cash and/or warrants to purchase FSM common stock as set forth in subsection (e) below. The earnout is separate from, and in addition to, the consideration of $25.7 million payable at closing (aggregate transaction value, assuming the full earnout is achieved, of $37.7 million), does not form part of the purchase price, and shall be addressed in a separate section of the definitive agreements.

(a) Targets. The earnout payment for each measurement year shall be earned upon achievement of both (i) 20% year-over-year revenue growth and (ii) 20% year-over-year EBITDA growth for that year, measured against the prior measurement year (or, for Year 1, the agreed baseline).

(b) Variance threshold. Each target shall be deemed achieved if actual results equal at least 95% of the applicable target level.

(c) Commencement. The three-year earnout period begins on the first day of the first full fiscal quarter following closing.

(d) Baseline and illustrative targets. Based on an agreed baseline of $9.6 million revenue (actual 2025 revenue) and $1.2 million EBITDA and the 20% growth targets:

Period	Revenue		EBITDA
Baseline	$9.6	M	$1.2	M
Year 1	$11.52	M	$1.44	M
Year 2	$13.82	M	$1.73	M
Year 3	$16.59	M	$2.07	M

(e) Form of payment; Earnout Warrants. The earnout payment for each measurement year in which the earnout is earned shall be settled as follows: (i) if the consolidated EBITDA of FSM and its subsidiaries (including Bongo) for such measurement year equals or exceeds $15.0 million, 50% in cash and 50% in Earnout Warrants; and (ii) if such consolidated EBITDA is less than $15.0 million for such measurement year, 100% in Earnout Warrants. “Earnout Warrants” means warrants to purchase shares of FSM common stock, issued fully vested, with a nominal exercise price of $0.01 per share, exercisable for five years from issuance (including on a cashless basis), with the number of underlying shares in respect of each measurement year fixed at signing and not subject to adjustment for changes in the trading price of FSM common stock. The Earnout Warrants shall be issued in the name of Bongo’s CEO, Ahad Bhai (“Ahad”). Ahad and Bongo’s board of directors shall, together, determine the allocation and redistribution of the Earnout Warrants (and any shares issued upon exercise thereof) among himself and the other members of Bongo’s management team, subject to compliance with applicable securities laws and the transfer provisions to be set out in the definitive agreements.

(f) Variance threshold. If actual results for a measurement year equal at least 95% but less than 100% of both targets, the earnout payment for that year shall be paid on a proportionately scaled basis; at or above 100% of both targets, the full payment is earned.

(g) Management Stockholders; allocation. “Management Stockholders” means Ahad, and any members of Bongo’s active management team who will continue to be engaged in the management of the business following closing, as identified in a schedule to be agreed and attached at signing, with the allocation of earnout payments among the Management Stockholders to be determined by Ahad in his sole discretion. The earnout is intended solely to incentivize the persons responsible for the post-closing growth and scalability of the business; no non-operating or passive Existing Stockholder shall have any right to, or interest in, any earnout payment, notwithstanding that the Existing Stockholders will collectively retain a 49% interest in Bongo following closing. If a Management Stockholder ceases to be engaged in the management of the business during the earnout period, such holder’s unpaid allocation shall be reallocated among the remaining Management Stockholders as determined by Ahad in his sole discretion, and shall not revert to FSM or reduce the aggregate earnout.

7.	Governance

Effective immediately upon closing, and subject to and conditioned upon the prior or concurrent payment in full of the closing consideration payable to Bongo and the Existing Stockholders, FSM shall have full operational control over Bongo and its subsidiaries, to the fullest extent permitted by applicable law. At closing, Bongo and the Existing Stockholders shall execute and deliver a management services agreement, voting and support agreement, board and shareholder resolutions, delegations of authority, bank mandates and such other instruments as are reasonably necessary to implement such operational control. From and after such transfer of control, FSM shall have sole authority to direct and supervise the day-to-day business and operations of Bongo, including approval of operating budgets and business plans, cash management, material expenditures and contracts, financing activities, hiring and termination of senior management, and other material operational decisions. Existing management shall continue to manage the day-to-day operations of the business under FSM's direction and supervision. For the avoidance of doubt, no operational or governance control of Bongo shall transfer to FSM, and no instrument implementing such transfer shall become effective or be released, unless and until the closing consideration payable to Bongo and the Existing Stockholders has been indefeasibly paid and received in full.

Effective upon closing and payment in full of the closing consideration, the board of directors of Bongo shall consist of five directors: (i) three directors appointed by FSM; and (ii) two directors appointed by the Existing Stockholders. Each of FSM and the Existing Stockholders may remove and replace its own appointees at any time. Following closing, FSM's operational control shall continue subject to board oversight and customary reserved matters. The reserved matters list shall be agreed and attached at signing, shall be limited to customary protective rights for each party, and shall not prevent, delay or materially impair FSM's authority to direct the ordinary-course business and operations of Bongo.

8.	Shareholder Approval and Closing Conditions

Closing shall remain subject to the appropriate consents, execution of definitive transaction documents, completion of confirmatory diligence, completion of the Audit (as defined below) and satisfaction of customary closing conditions. "Audit" means an audit of Bongo's financial statements conducted by a PCAOB-registered independent accounting firm, prepared in accordance with the requirements of Regulation S-X Rule 3-05 and sufficient to permit FSM to file the required financial statements and pro forma information on Form 8-K/A within 71 days following closing. Closing shall further be conditioned on receipt of FSM stockholder approval to the extent required under Nasdaq Rule 5635, and on the additional conditions set forth in Section 12.

9.	Timeline

The parties shall use good faith efforts to execute definitive agreements on or before August 15, 2026. Closing is targeted for September 15, 2026, subject to completion of the Audit and satisfaction of closing conditions. The purchase price shall remain based upon the agreed valuation unless the audited financial results deviate beyond the agreed materiality threshold. The materiality threshold and the corresponding price adjustment mechanism shall be quantified and agreed at signing. If closing has not occurred on or before December 15, 2026 (the "Outside Date"), either party may terminate the transaction on written notice without further liability, other than the expense reimbursement and, where applicable, the breakup fee set forth in Section 10. FSM may not terminate at or after the Outside Date if closing has not occurred as a result of FSM's failure to obtain financing, board or stockholder approval, or any other matter within FSM's control, unless FSM has paid the breakup fee.

10.	Breakup Fee and Transaction Expenses

If, as of September 15, 2026 (the "Breakup Fee Eligibility Date"), FSM is unable to consummate the transaction and satisfy the purchase price in full, Bongo may trigger a $500,000 breakup fee payable in cash, provided that if FSM's board of directors does not approve payment of the breakup fee in cash or FSM does not then have cash available, the breakup fee shall be payable in freely transferable FSM shares of equivalent value. This right may be exercised only if Bongo has completed the Audit by the Breakup Fee Eligibility Date and the Audit results remain within the agreed financial parameters. If the Audit has not been completed by such date, the Breakup Fee Eligibility Date shall automatically extend until the business day immediately following completion of the Audit, and in no event beyond the Outside Date.

No breakup fee shall be payable if the transaction fails to close as a result of (i) Bongo's inability to complete the Audit within the agreed financial parameters, to be further defined in the definitive agreements, or (ii) a Material Breach by Bongo. “Material Breach” means fraud, intentional misrepresentation or a willful and material breach by Bongo of its obligations, as further defined in the definitive agreements. For the avoidance of doubt, payment of the breakup fee shall not be conditioned on, or excused by, FSM’s ability to obtain financing or any FSM board or stockholder approval.

FSM shall reimburse Bongo $85,000 of transaction expenses, consisting of (i) $30,000 payable upon signing of this Term Sheet and (ii) the remaining $55,000 payable on September 15, 2026, provided the Audit has been completed by such date. If the Audit has not been completed, the remaining balance shall become payable on the first business day following completion of the Audit. The expense reimbursement shall be payable whether or not the transaction closes, except where the transaction is terminated as a result of a breach by Bongo, and shall not exceed $85,000 in the aggregate.

11.	Exclusivity

From the date of this Executive Summary until the earlier of (i) 90 days and (ii) termination of discussions by written notice, Bongo and the Existing Stockholders shall not solicit, initiate, encourage or engage in discussions with any third party regarding any sale of equity, sale of assets, merger, recapitalization or other change of control transaction, and shall promptly notify FSM of any such approach. This Section is binding.

12.	Indemnification and Escrow

The definitive agreements shall include customary representations, warranties, covenants and indemnities. An amount equal to 5% of the total consideration shall be held in escrow for the full period of twelve months following closing, with no interim reduction or step-down, to satisfy indemnification claims. Fundamental representations, including title to shares, capitalization, authority and taxes, shall survive for the applicable statute of limitations. A special indemnity shall apply to chain of title in Bongo's content and licensing rights. The parties shall evaluate representation and warranty insurance as an alternative to, or in reduction of, the escrow.

13.	Additional Closing Conditions

Closing shall be further conditioned on: (i) delivery of reasonably satisfactory evidence of chain of title to all material content, broadcast and licensing rights held by Bongo, together with any required consents to change of control under those agreements; (ii) execution of employment, retention and non-competition agreements by the key founders and management; (iii) confirmation that no director, officer or affiliate of FSM or of IPG holds any direct or indirect economic interest in Bongo, or, if any such interest exists, satisfaction of the disclosure and approval requirements applicable to related party transactions; (iv) confirmation or restatement on arm's-length terms of any existing licensing or sublicensing arrangement between Bongo and FSM or its affiliates; and (v) all regulatory, tax and stamp duty clearances required in Singapore in connection with the transfer of shares.

14.	Binding Provisions

Notwithstanding anything to the contrary contained herein this Term Sheet, Section 10 (Breakup Fee and Transaction Expenses), the latter as it relates to the “Transaction Expenses”, Sections 11 (Exclusivity) and 14 (Binding Provisions), are all intended to be legally binding. Every other provision herein this Term Sheet shall remain non-binding and creates no obligation on either party to proceed with the transaction.

15.	Governing Law

This Term Sheet shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles. This Section is binding.

AGREED AND ACCEPTED:

FLASH SPORTS & MEDIA HOLDINGS, INC.

By:	/s/ Bradley Nattrass
Name:	Bradley Nattrass
Title:	Chief Executive Officer
Date:	7/31/2026

BONGO HOLDINGS PTE LTD

By:	/s/ Ahad Bhai
Name:	Ahad Bhai
Title:	Chief Executive Officer
Date:	8/3/2026